Exhibit 16.1

SCHUMACHER & ASSOCIATES, INC.
Certified Public Accountants
7931 S. Broadway, #314
Littleton, CO 80122
(303) 480-5037   FAX (303) 379-5394

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dear Commissioners:

We have read the statements included under Item 4.01 "Changes in Registrant's Certifying Accountant" in the Form 8-K to be filed with the U.S. Securities and Exchange Commission on or about April 26, 2017, of Ammo, Inc. (f/k/a Retrospettiva, Inc.), and we agree with such statements as they pertain to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Yours truly,

/s/  Schumacher & Associates, Inc
Schumacher & Associates, Inc.
Littleton, Colorado

April 26, 2017